UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 21, 2013

CHINA GENGSHENG MINERALS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34649	91-0541437
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

No. 88 Gengsheng Road
Dayugou Town, Gongyi, Henan
People’s Republic of China
(Address of Principal Executive Offices)

451271
(Zip Code)

(86) 371-64059818
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 21, 2013, China GengSheng Minerals, Inc., a Nevada corporation (the “Company”), received a notice (“Notice”) from the NYSE MKT (the “Exchange”) that the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 does not satisfy a condition for the Company’s continued listing on the Exchange, specifically sections 134 and 1101 of the Exchange’s Company Guide (“Company Guide”), and also is a material violation of the Company’s listing agreement with the Exchange. Therefore pursuant to section 1003(d) of the Exchange’s Company Guide, the Exchange is authorized to suspend and unless prompt corrective action is taken, remove the Company’s securities from the Exchange. The Notice provides that the Company must submit a plan of compliance by June 4, 2013 addressing how it plans to regain compliance with sections 134 and 1101 of the Company Guide by August 15, 2013 (the “Plan Period”). The Company intends to submit such a plan within the time established by the Exchange. If the Exchange makes a determination that the Company has made a reasonable demonstration of an ability to regain compliance within the Plan Period and accepts the plan, the Exchange may permit the Company to continue its listing during the Plan Period, subject to periodic review of the Company’s progress. If the plan is not timely submitted or is not accepted by the Exchange, the Company will be subject to delisting proceedings. If the plan is accepted and the Company is not in compliance by August 15, 2013, or the Company does not make progress consistent with the plan, the Exchange will initiate delisting proceedings as appropriate. The Company may appeal a staff determination to initiate delisting proceedings in accordance with the Company Guide.

On May 24, 2013, the Company issued a press release announcing the matters described in the above. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release, dated May 24, 2013, issued by China GengSheng Minerals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA GENGSHENG MINERALS, INC.

Date: May 24, 2013

By: /s/ Shunqing Zhang
Name: Shunqing Zhang
Title: Chief Executive Officer